Exhibit 99.1

PROCACCIANTI HOTEL REIT, INC.

ARTICLES OF AMENDMENT

Procaccianti Hotel REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first sentence of Section 5.2.3 of Article V in its entirety and substituting in lieu thereof a new sentence to read as follows:

Subject to the preferential rights of the holders of any class or series of Shares ranking senior to K-I Shares, K Shares and K-T Shares as to the payment of Distributions and except as may otherwise be specified in the Charter, (a) the holder of each K-I Share shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of legally available funds, cumulative cash Distributions on each K-I Share at the rate of seven percent per annum of the K-I Share Distribution Base for such K-I Share, (b) the holder of each K Share shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of legally available funds, cumulative cash Distributions on each K Share at the rate of seven percent per annum of the K Share Distribution Base for such K Share and (c) the holder of each K-T Share shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of legally available funds, cumulative cash Distributions on each K-T Share at the rate of seven percent per annum of the K-T Share Distribution Base for such K-T Share.

SECOND: The Charter is hereby further amended by deleting the first sentence of Section 5.4.2 of Article V in its entirety and substituting in lieu thereof a new sentence to read as follows:

Following the payment in full of all accumulated, accrued and unpaid Distributions on the K-I Shares, K Shares and K-T Shares and on any Parity Securities and the payment of any accrued asset management fees payable to the Advisor (and any interest thereon), the holder of each Common Share shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of legally available funds, Distributions on each Common Share at a rate not to exceed seven percent of each Common Share’s stated value of $10.00 per share from income and cash flow from ordinary operations on a cumulative basis (the “Common Ordinary Distributions”).

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FIFTH: These Articles of Amendment shall be effective on March 31, 2020.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 17th day of March, 2020.

ATTEST:		PROCACCIANTI HOTEL REIT, INC.

/s/ Gregory Vickowski		By:	/s/ James Procaccianti	(SEAL)
Name:	Gregory Vickowski		Name:	James Procaccianti
Title:	Chief Financial Officer and Treasurer		Title:	President and Chief Executive Officer